Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 28, 2013 relating to the consolidated balance sheet as of May 31, 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended May 31, 2013 of National Rural Utilities Cooperative Finance Corporation and subsidiaries appearing in the Annual Report on Form 10-K for the year ended May 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

November 6, 2014